EXHIBIT 99.01

Glu Mobile Inc.

2012 Executive Bonus Plan

(Approved by the Compensation Committee on December 8, 2011)

Effective Date:	December 8, 2011 for the 2012 fiscal year of Glu Mobile Inc. (the “Company”).

Eligibility:

1.      All of the Company’s executive officers.

2.      The executive officer must be employed by the Company both before October 1, 2012 and on the date bonuses are paid to be eligible to receive a bonus.

3.      Any newly hired executive officer will become eligible to participate in the 2012 Executive Bonus Plan (the “Bonus Plan”) beginning on the first day of the quarter following his or her start date (i.e., an executive officer who is hired on April 1, 2012 will be eligible to participate in the bonus plan beginning on July 1, 2012), with the executive officer’s bonus payment prorated based on the date he or she becomes eligible to participate.

Bonus Level:

Target bonus levels are a fixed percentage of the executive officer’s annual base salary as of December 31, 2012. The exact percentage is specified in the executive officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”). However, if an executive officer’s bonus level percentage is changed on or after July 1, 2012, then a weighted average calculation based on the date of the change will be utilized to calculate the individual’s bonus level percentage.

Frequency:	Awarded 100% on an annual basis.

Bonus Components:

1.      For the Company’s President and Chief Executive Officer and the Company’s Executive Vice President and Chief Financial Officer, the total bonus is composed of two parts:

•       50% of the bonus is awarded based on the Company achieving the 2012 Annual Non-GAAP Smartphone Revenues goal; and

•       50% of the bonus is awarded based on the Company achieving the 2012 Annual Non-GAAP Operating Profit/(Loss) goal.

2.      For the Company’s Senior Vice President of Research and Development, the total bonus is composed of two parts:

•       70% of the bonus is awarded based on the Company achieving the 2012 Annual Non-GAAP Global Android Revenues goal; and

•       30% of the bonus is awarded based on the Company achieving the 2012 Annual Non-GAAP Operating Profit/(Loss) goal.

3.      For the Company’s Senior Vice President of Sales and Marketing, the total bonus is composed of two parts:

•       70% of the bonus is awarded based on the Company achieving the 2012 Annual Non-GAAP Smartphone Revenues goal; and

•       30% of the bonus is awarded based on the Company achieving the 2012 Annual Non-GAAP Operating Profit/(Loss) goal.

For each of the Company’s executive officers, to the extent that the Company achieves the goals that comprise his or her bonus at a level equal to the 2012 Board Plan (the “Minimum Threshold”), then such executive officer will receive a bonus that equals 80% of his or her target bonus amount. In addition, there are additive compensation components that provide for additional payouts on a stepped basis if the Company exceeds the Minimum Threshold for any goal. However, in no event may an executive officer receive a bonus that exceeds 200% of his or her target bonus amount, regardless of the extent to which the Company exceeds the Minimum Threshold for any goal. If one of an executive officer’s two bonus components is achieved, then the executive officer is eligible to receive a bonus based on achievement of that goal.

Payment Timing:	All bonus payments made under the Bonus Plan shall be made no later than March 15, 2013.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

Employment Relationship:	Employment with the Company is at-will and participation in the Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.

Governing Law:	The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.

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